Exhibit 99.1

Interpace Biosciences Announces Record Second Quarter 2023 Financial and Business Results

●	Q2 Revenue of $11.0 million; a 49% increase year-over-year; highest quarter in history
●	Q2 Test volume up 15% year over year to record levels
●	Q2 Reimbursement improvement up 34% year-over-year driven by additional commercial contracts and collection initiatives

PARSIPPANY, NJ, August 9, 2023 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced financial results for the second quarter ended June 30, 2023 and provided a business and financial update.

Second quarter Net Revenue was $11.0 million, a $3.6 million increase over second quarter 2022. Income from continuing operations in the second quarter of 2023 was $0.4 million, an improvement of $2.5 million from the prior year quarter’s loss of $2.1 million. On an adjusted basis, EDITDA was $1.3 million in Q2 and $2.6 million for H1 2023. Excluding one-time charges of $0.6 million in Q2 and $0.9 million in H1 for exploring changes to the existing capital structure, adjusted EBITDA on an operating basis was $2.0 million and $3.5 million for Q2 and H1, respectively.

“As reported in our preliminary Q2 business results published July 10, 2023, the Company achieved record volume, revenue, income and cash collections in Q2”, said Chris McCarthy, Chief Financial Officer. Tom Burnell, President and CEO added, “the strength and stability of our Company driven by growing adoption and utilization of our well-recognized thyroid and pancreatic cancer molecular diagnostics tests, and supported by a strong team of professional employees, has yielded results far-exceeding initial expectations”. “We are pleased with the trajectory of the Company despite the industry-wide challenges associated with Molecular diagnostic reimbursement from the Centers for Medicare and Medicaid Services”, said Dr. Burnell. Finally, Burnell added, “with regard to these challenges, we intend to present strong arguments to Novitas supporting the long-standing and well demonstrated clinical utility of our Pancragen test, and why we believe this test should be removed from the Proposed LCD issued by Novitas on July 27, 2023. We expect a final resolution by Novitas and CMS will require several months to a year, and in the meantime, we will remain steadfast and diligently focused on market penetration, operational efficiency, and cost-effectiveness all while maintaining a compassion for patient care and enhancing shareholder value.”

Second Quarter and 2023 Financial Performance

For the Second Quarter of 2023 as Compared to the Second Quarter of 2022

●	Net Revenue was $11.0 million, an increase of 49% from $7.4 million for the prior year quarter

●	Gross Profit percentage was 62% compared to 52% for the prior year quarter, a 19% improvement over prior year

●	Operating income was $0.8 million vs an operating loss of $(1.9) million in the prior year quarter

●	Income from continuing operations was $0.4 million vs a loss from continuing operations of $(2.1) million in the prior year quarter

●	Adjusted EBITDA was $1.3 million vs $(1.6) million loss in the prior year quarter

●	Q2 2023 cash collections totaled $10.2 million vs $8.3 million for Q2 2022

●	June 30, 2023 cash balance increased $3.2 million to $5.1 million. June 30, 2022 cash balance was $1.9 million, net of restricted cash

For the Six Months Ended June 30, 2023 as Compared to the Six Months Ended June 30, 2022

●	Net Revenue was $20.9 million, an increase of 36% from $15.3 million for the prior year

●	Gross Profit percentage was 61% compared to 55% for the prior year quarter, an 11% improvement year over year

●	Income from continuing operations was $0.8 million vs a loss from continuing operations of $(3.2) million in the prior year

●	Adjusted EBITDA was $2.6 million vs $(1.9) million loss in the prior year

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provide clinically useful molecular diagnostic tests and bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has five commercialized molecular tests and one test in a clinical evaluation program (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; PanDNA®, a “molecular only” version of PancraGEN that provides physicians a snapshot of a limited number of factors; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next-generation sequencing assay; ThyraMIR®v2, used in combination with ThyGeNEXT®, for the diagnosis of thyroid cancer utilizing a proprietary microRNA pairwise expression profiler along with algorithmic classification; and RespriDX®, that differentiates lung cancer of primary versus metastatic origin. In addition, BarreGEN®, a molecular-based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a CEP, whereby we gather information from physicians using BarreGEN to assist us in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements, including, but not limited to, the reimbursement of the Company’s tests being subject to review by CMS, the Company’s ability to continue to perform, bill and receive reimbursement for our PancraGEN® molecular test under the existing local coverage determination (“LCD”), given that such LCD is currently under review by Novitas Solutions, Inc., the Company’s Medicare administrative contractor, the possibility that the Company’s estimates of future revenue, cash flows and adjusted EBITDA may prove to be materially inaccurate, the Company’s history of operating losses, the Company’s ability to adequately finance its business and seek alternative sources of financing, the Company’s ability to repay borrowings with Comerica Bank and BroadOak, the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect, and the possible removal of the Company’s common stock from trading on the OTCQX®.

Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue, net	$11,026	$7,395	$20,853	$15,318
Cost of revenue	4,191	3,565	8,039	6,830
Gross Profit	6,835	3,830	12,814	8,488

Sales and marketing	2,605	2,551	4,947	4,751
Research and development	186	204	335	435
General and administrative	2,894	2,983	5,389	5,869
Acquisition amortization expense	318	317	635	635
Change in fair value of contingent consideration	-	(311)	-	(311)
Total operating expenses	6,003	5,744	11,306	11,379

Operating income (loss)	832	(1,914)	1,508	(2,891)
Interest accretion expense	(31)	36	(66)	(85)
Note payable interest	(228)	(210)	(453)	(390)
Other (expense) income, net	(174)	37	(156)	198
Income (loss) from continuing operations before tax	399	(2,051)	833	(3,168)
Provision for income taxes	4	16	8	34
Income (loss) from continuing operations	395	(2,067)	825	(3,202)

Loss from discontinued operations, net of tax	(220)	(1,872)	(299)	(2,984)

Net income (loss)	$175	$(3,939)	$526	$(6,186)

Basic income (loss) per share of common stock:
From continuing operations	$0.09	$(0.49)	$0.19	$(0.76)
From discontinued operations	(0.05)	(0.44)	(0.07)	(0.71)
Net loss per basic share of common stock	$0.04	$(0.93)	$0.12	$(1.47)

Diluted income (loss) per share of common stock:
From continuing operations	$0.09	$(0.49)	$0.19	$(0.76)
From discontinued operations	(0.05)	(0.44)	(0.07)	(0.71)
Net loss per basic share of common stock	$0.04	$(0.93)	$0.12	$(1.47)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	4,311	4,229	4,309	4,219
Diluted	4,316	4,229	4,313	4,219

Selected Balance Sheet Data (Unaudited)

($ in thousands)

	June 30,	December 31,
	2023	2022
Cash and cash equivalents	$5,079	$4,828

Total current assets	12,975	12,154
Total current liabilities	13,565	14,283

Total assets	15,942	15,979
Total liabilities	31,612	32,515
Total stockholders’ deficit	(62,206)	(63,072)

Selected Cash Flow Data (Unaudited)

($ in thousands)

	For the Six Months Ended
	June 30,
	2023	2022
Net income (loss)	$526	$(6,186)

Net cash provided (used in) operating activities	$1,544	$(4,172)
Net cash used in investing activities	(293)	(86)
Net cash (used in) provided by financing activities	(1,000)	3,059
Change in cash, cash equivalents and restricted cash	251	(1,199)
Cash, cash equivalents and restricted cash – beginning	4,828	3,314
Cash, cash equivalents and restricted cash – ending	$5,079	$2,115

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Income (loss) from continuing operations (GAAP Basis)	$395	$(2,067)	$825	$(3,202)
Depreciation and amortization	357	351	714	723
Stock-based compensation	157	305	349	608
Taxes expense	4	16	8	34
Interest accretion expense	31	(36)	66	85
Note payable interest	228	210	453	390
Mark to market on warrant liability	-	(5)	-	(68)
Change in fair value of note payable	165	(53)	142	(160)
Change in fair value of contingent consideration	-	(311)	-	(311)
Adjusted EBITDA	$1,337	$(1,590)	$2,557	$(1,901)

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, non-cash stock based compensation and ESPP plans, interest and taxes, and other non-cash expenses including change in fair values of notes payable, contingent consideration and warrant liability. The table above includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.